EXHIBIT A

AMERICAN DEPOSITARY SHARES

(each representing one unit of Stock)

[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPT

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ORDINARY SHARES OF

ELAN CORPORATION, plc

(Incorporated under the laws of the Republic of Ireland)

No.

THE BANK OF NEW YORK, a New York banking corporation, as Depositary (herein called the Depositary), hereby certifies that                                             is the Holder of         American Depositary Shares, representing deposited Ordinary Shares, par value 5 euro cents each (herein called Stock), of Elan Corporation, plc, incorporated under the laws of the Republic of Ireland (herein called the Company).  At the date hereof, each American Depositary Share represents one unit of Stock (or evidence of rights to receive such Stock) deposited under the Amended and Restated Deposit Agreement at the principal Dublin office of the Bank of Ireland (herein called the Custodian).

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y.  10286

1.

This American Depositary Receipt is one of an issue (herein called the Receipts), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement dated as of May 17, 1996, as further amended and restated as of ___________, 2003 (herein called the Deposit Agreement), by and between the Company, the Depositary and all Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Stock deposited thereunder and any and all other securities, property and cash from  time to time received in respect of such Stock and held thereunder (such Stock, securities, property and cash are herein called Deposited Securities).  Copies of the Deposit Agreement are on file at the principal offices of the Depositary and the Custodian.  The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.

2.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in paragraph (6) of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued.  Delivery of such Deposited Securities may be made by the delivery of certificates in the name of the Holder hereof or as ordered by him or by the delivery of certificates endorsed (or accompanied by proper instruments of transfer).  Such delivery will be made without unreasonable delay and, at the option of the Holder hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of Stock certificates or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary in The City of New York shall be at the risk and expense of the Holder hereof.

3.

This Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by law; provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the  Deposit Agreement.  This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees as provided in paragraph (6) of this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The Depositary may refuse to execute and deliver Receipts, register the transfer of any Receipt, make any distribution of, or related to, Deposited Securities until it has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper.  The delivery of Receipts against deposits of Stock generally may be suspended, or the delivery of Receipts against the deposit of particular Stock may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfers or surrenders of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed, if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time.  The surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to  (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends,  (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Stock required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Stock.

4.

If any tax or other governmental charge shall become payable with respect to any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration of transfer of this Receipt or any withdrawal of Deposited Securities represented hereby until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part of all of the Deposited Securities represented hereby, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

5.

Every person depositing Stock under the Deposit Agreement shall be deemed thereby to represent and warrant that such Stock and each certificate therefor are valid and that the person making such deposit is duly authorized so to do.  Such representations and warranties shall survive the deposit of Stock and issuance of Receipts.

6.

The Depositary will charge the party to whom Receipts are delivered against deposits, and the party surrendering Receipts for delivery of Deposited Securities, $5.00 for each 100 American Depositary Shares (or portion thereof) represented by the Receipts issued or surrendered.  The Company will pay other charges of the Depositary, with the exception of (i) taxes and other governmental charges, (ii) stock transfer registration fees on deposits of Stock, (iii) such cable, telex and facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock or Holders of Receipts, and (iv) such expenses as are incurred by the Depositary in the conversion of foreign currency into dollars.

7.

It is a condition of this Receipt, and every successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the  American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.

8.

Notwithstanding Section 2.3 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.2 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.5 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if a Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

10.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly files certain reports and information with the Securities and Exchange Commission.  Such reports and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C. and certain other regional offices of the Commission.

Dated:

THE BANK OF NEW YORK

as Depositary

By______________________________

Authorized Officer

The address of the Corporate Trust Office of the Depositary is 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, New York 10286.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

Dividends and Distributions.

Whenever the Depositary shall receive any cash dividend or other cash distribution on the  Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States and, subject to the provisions of the Deposit Agreement, convert such dividend or distribution into United States dollars and will distribute the amount thus received to the Holders of Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that the amount distributed will be reduced by any amounts required to be withheld by the Company, its agent or the Depositary on account of taxes.  If in the judgement of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into United States dollars transferable to the United States, or may not be so convertible for all of the Holders of Receipts entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in United States dollars to the extent permissible to the Holders of Receipts entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the account of, the Holders of Receipts entitled thereto.  If in the opinion of the Depositary any distribution other than cash or Stock upon any Deposited Securities cannot be made proportionately among the Holders of Receipts  entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash.  If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Stock, the Depositary may with the Company's approval, and shall if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the amount of Stock received as such dividend or free distribution.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary may sell the amount of Stock represented by the aggregate of such fractions and distribute the net proceeds, converted into United States dollars if not in such dollars, to the Holders of Receipts entitled thereto.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Stock distributed upon the Deposited Securities represented thereby.  In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Stock or any rights of any nature, the Depositary shall have discretion as to whether such rights are to be made available to the holders of Receipts; provided, however, that the Depositary will, if requested by the Company, either (a) make such rights available to Holders of Receipts by means of warrants or otherwise, if lawful and feasible, or (b) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as the  Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders of Receipts otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise.

Record Dates.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Stock or other Deposited Securities, the Depositary will fix a record date for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of Deposited Securities.

Upon receipt of notice of any meeting of holders of Deposited Securities, the Depositary will mail to the Holders of Receipts a notice which will contain (a) such information as is contained in such notice of meeting and (b) a statement that the Holders of Receipts at the close of business on a specified record date will be entitled to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the amount of Deposited Securities represented by their respective American Depositary Shares, and a brief statement as to the manner in which such instructions may be given.  Upon the written request of a Holder of a Receipt or Receipts on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Deposited Securities represented by such Receipt or Receipts in accordance with such instructions.  The Depositary agrees not to vote the units of Stock or other Deposited Securities represented by a Receipt unless it receives instructions from the Holder of such Receipts.

Changes Affecting Deposited Securities.

Upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and the American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may with the Company's approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a stock dividend, or call for the surrender of outstanding Receipts to be exchanged for new Receipts.

Reports; Inspection of Transfer Books.

The Depositary will make available for inspection by Holders of Receipts at its Corporate Trust Office, any reports and communications received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company.  If requested in writing by the Company, the Depositary will also send to Holders of Receipts copies of such reports when furnished by the Company as provided in the Deposit Agreement.  The Depositary will keep books for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders of Receipts, provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

Withholding.

Notwithstanding any other provision of the Deposit Agreement, in the event that the Depositary determines that any distribution in property (including Stock or rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Stock and rights to subscribe therefor) in such amounts and in such manner as the  Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes to the Holders of Receipts entitled thereto.

Liability of the Company and Depositary.  Neither the Depositary nor the Company shall incur any liability to any Holder of this Receipt, if by reason of any provision of any present or future law of any country, or of any governmental authority, or by reason of any provision, present or future, of the Memorandum and Articles of Association of the Company, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or the Company shall be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed.  Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders of Receipts, except that they agree to use their best judgment and good faith in the performance of such duties as are specifically set forth in the Deposit Agreement.  Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense and liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or effect of any such vote, provided that any such action or non-action is in good faith.  The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.  The Company agrees to indemnify the Depositary and the Custodian against, and hold each of them harmless from, any liability which may arise out of acts performed in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or the Custodian, except for any liability arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its agents.

Resignation and Removal of Depositary; Substitution of Custodian.  The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time appoint a substitute custodian and the term "Custodian" shall refer to such substitute.

Amendment of Deposit Agreement and Receipts.  The Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby.

Termination of Deposit Agreement.  The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have resigned, if a successor depositary shall not have been appointed and accepted its appointment.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to Deposited Securities, the sale of rights and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary.  At any time after the expiration of two years from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the holders of Receipts not theretofore surrendered.  Thereafter the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.

Compliance with U.S. Securities Laws.  Notwithstanding anything in the Deposit Agreement or this Receipt to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the U.S. securities laws, including, but not limited to, Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

EXHIBIT B

CHARGES OF THE DEPOSITARY

    Service

Rate

By Whom Paid

(1)  Receipt of deposits

$5 per 100 American

Party to whom

and issuance of Receipts

Depositary Shares or

Receipts are issued

fraction thereof

(2)  Delivery of deposits

$5 per 100 American

Party surrendering

surrender of Receipts-

Depositary Shares or

Receipts

fraction thereof

The Company will pay all charges of the Depositary in connection with the initial issuance of Receipts in connection with a public offering.  Other charges of the Depositary plus out-of-pocket expenses such as printing, translation, stationery, postage, insurance, cables, etc., are to be paid by the Company in accordance with agreements in writing entered into between the Depositary and the Company from time to time.